Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

DTS, INC.,
as Seller,

BEAUFORT CALIFORNIA, INC.,
as Buyer,

and

BEAUFORT INTERNATIONAL GROUP PLC,

as Guarantor

Dated as of

May 9, 2008

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4.3	Filing of Tax Returns; Allocation of Straddle Period Taxes; Cooperation	18
4.4	Allocation of Consideration	19
4.5	Bulk Sales Laws	19
4.6	Confidentiality	19
4.7	Conduct of Business During Earnout Period	19
4.8	Earnout Determination	19
4.9	Board Observation Rights	20

ARTICLE V	CLOSING DELIVERIES	20
5.1	Transaction Agreements	20
5.2	Deliveries to Buyer	20
5.3	Deliveries to Seller	21

ARTICLE VI	INDEMNIFICATION	21
6.1	Survival of Representations and Warranties and Covenants	21
6.2	Indemnification by Seller	22
6.3	Indemnification by Buyer	22
6.4	Claims	22
6.5	Limitations on Indemnity	23
6.6	Subrogation and Duplication of Payments	24
6.7	Indemnification Net of Benefits	24
6.8	Exclusive Remedy	24
6.9	Relationship Between Assumed Liabilities and Indemnification	24

ARTICLE VII	MISCELLANEOUS	25
7.1	Rules of Construction	25
7.2	Further Actions	25
7.3	Expenses	25
7.4	Entire Agreement	25
7.5	Descriptive Headings; Definitions	26
7.6	Notices	26
7.7	Governing Law	27
7.8	Assignability	27
7.9	Waivers and Amendments	27
7.10	Third Party Rights	27
7.11	Severability	27
7.12	Guarantee	27
7.13	Counterparts	27

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Exhibits

Exhibit A	Definition of Certain Terms
Exhibits B-1 through B-4	Closing Deliveries
Exhibit C -1 through C-5	Sublease Agreements

Schedules

Schedule 1.1(a)(ii)	Purchased Assets – Owned Business IP Rights
Schedule 1.1(a)(iii)	Purchased Assets – In-Bound Licenses of Seller
Schedule 1.1(a)(iv)	Purchased Assets – In-Bound Licenses and Intra-Company Licenses of Purchased Subsidiaries
Schedule 1.1(a)(v)	Purchased Assets – Purchased Out-Bound Licenses
Schedule 1.1(a)(vi)	Purchased Assets – Purchased Shares
Schedule 1.1(a)(ix)	Purchased Assets – Purchased Personal Property
Schedule 1.1(a)(xiii)	Purchased Assets – Other Purchased Assets
Schedule 2.3(b)	Consents
Schedule 2.5(a)	Owned Business IP Rights
Schedule 2.5(b)	In-Bound Licenses
Schedule 2.5(c)	Out-Bound Licenses
Schedule 2.5(d)	Intra-Company Licenses
Schedule 2.5(j)	Assignment of Intellectual Property Rights Exceptions
Schedule 2.6	Business Employees
Schedule 2.6(c)	Business Employees – Severance Obligations
Schedule 2.6(d)	Independent Contractors
Schedule 2.7	Financial Statements
Schedule 2.8	Changes
Schedule 2.9	Material Contracts
Schedule 2.11	Permits
Schedule 2.14(c)	Purchased Subsidiaries – Jurisdictions Qualified to Do Business
Schedule 2.16	Customers
Schedule 2.17	Suppliers
Schedule 2.18	Environmental Matters
Schedule 2.19	Product Warranties
Schedule 2.20	Certain Changes
Schedule A-1	Other Permitted Encumbrances

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 9, 2008 (the “Effective Date”), by and among DTS, Inc., a Delaware corporation (“Seller”), Beaufort California, Inc., a California corporation (“Buyer”), and, with respect to Article III and Section 7.12 only, Beaufort International Group Plc, a public limited company incorporated in England (“Guarantor”).  Each of Seller and Buyer may hereafter be referred to herein as a “party” or collectively as the “parties.”

RECITALS

A.                                   Through its DTS Digital Cinema division, Seller is engaged, among other things, in the business of designing, developing, marketing, licensing, implementing and supporting technologies, products and services for the distribution and presentation of content in commercial cinemas, but specifically excluding operations incident to Seller’s digital images business and consumer licensing business (the “Business”).

B.                                     The Board of Directors of Seller has determined that it is advisable and in the best interests of Seller’s stockholders to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase from Seller the Business, including, without limitation, certain rights, property, title and interest in the assets, properties and rights of the Business, subject to the terms and conditions set forth in this Agreement and, in furtherance thereof, the Boards of Directors of each of Seller and Buyer has approved this Agreement and the transactions contemplated hereby.

C.                                     Certain operations of the Business are conducted by Seller directly and others are conducted through the Purchased Subsidiaries.

D.                                    Unless otherwise defined herein, for purposes of this Agreement capitalized terms shall have the meanings ascribed to them in Exhibit A.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE ASSETS

1.1                                 Assets and Liabilities.

(a)                                  Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, Buyer hereby purchases from Seller, and Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, all of Seller’s right, title and interest as of the Effective Date in and to the following assets of Seller (collectively the “Purchased Assets”):

(i)                                     all of Seller’s rights under the Purchased Contracts;

(ii)                                  the Owned Business IP Rights identified on Schedule 1.1(a)(ii);

(iii)                               all of Seller’s rights under the In-Bound Licenses identified on Schedule 1.1(a)(iii);

(iv)                              all of the Purchased Subsidiaries’ rights under the In-Bound Licenses and Intra-Company Licenses identified on Schedule 1.1(a)(iv);

(v)                                 all of the rights of Seller or the Purchased Subsidiaries under the Out-Bound Licenses identified on Schedule 1.1(a)(v) (the “Purchased Out-Bound Licenses”);

(vi)                              the outstanding shares of capital stock of each of the subsidiaries of Seller listed on Schedule 1.1(a)(vi) (collectively, “Purchased Shares”) and all minute books and other corporate records relating to the Purchased Subsidiaries;

(vii)                           all accounts receivable arising pursuant to the Purchased Contracts or otherwise derived from the operations of the Business;

(viii)                        all federal, foreign, state, local or other governmental consents, licenses, permits, grants or authorizations and the like owned, held or utilized by Seller in the operation of the Business, subject to Section 7.2 of this Agreement, to the extent Seller is permitted to transfer or assign the same to Buyer and does not need to retain them to operate the Retained Business (the “Authorizations”);

(ix)                                the tangible assets of Seller, including Inventory, machinery, equipment, office supplies, furniture, leasehold improvements, vehicles and other tangible personal property of Seller, that are identified on Schedule 1.1(a)(ix), plus such additions or less any such deletions therefrom as occur in the ordinary course of business (collectively, the “Purchased Personal Property”);

(x)                                   all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including all rights to seek and obtain injunctive relief and to recover damages for past, present and future infringement of Purchased IP Rights;

(xi)                                to the extent permitted by applicable law, copies of all books and records of Seller (including those kept in electronic form) to the extent exclusively pertaining to or necessary for the operation of the Business, the Purchased Assets or the Assumed Liabilities;

(xii)                             any Employee Plan or interest in any Employee Plan of the Foreign Purchased Subsidiaries; and

(xiii)                          the other assets of Seller identified in Schedule 1.1(a)(xiii).

(b)                                 Excluded Assets.  Seller is not selling, assigning, transferring or conveying to Buyer hereunder and Buyer is not purchasing hereunder any assets of Seller other than the Purchased Assets (collectively, “Excluded Assets”), including, without limitation, the following:

(i)                                     all cash and cash equivalents on hand and in banks, including petty cash, security deposits, letters of credit issued by Seller and any other restricted cash or cash assets;

(ii)                                  all accounts receivable arising pursuant to contracts or other documents other than the Purchased Contracts;

(iii)                               all rights to refunds and credits with respect to any Taxes paid by Seller for all taxable periods ending on or prior to the Effective Date;

(iv)                              all of Seller’s rights under Intra-Company Licenses;

(v)                                 any Employee Plan or interest in any Employee Plan, other than Employee Plans or interest in Employee Plans of the Foreign Purchased Subsidiaries;

(vi)                              all rights and interest in insurance policies of Seller and any subsidiary of Seller, including prepaid insurance premiums, unearned refunds and claim proceeds; and

(vii)                           all of Seller’s rights, titles and interests, whether presently existing or arising hereafter, in assets other than the Purchased Assets.

(c)                                  Liabilities Assumed by Buyer.  Upon the terms and subject to the conditions of this Agreement, effective as of the Effective Date, Buyer shall assume and be obligated pursuant to this Agreement to pay when due, perform or discharge any and all Liabilities of Seller (other than Excluded Liabilities), to the extent relating to or arising out of the operation of the Business or the ownership of the Purchased Assets, whether such Liabilities were or are incurred or accrued prior to or following the Effective Date (collectively, the “Assumed Liabilities”).  The Assumed Liabilities include:

(i)                                     product liability, any warranty, service or upgrade obligations or any other Liability with respect to the Inventory and any and all products manufactured, distributed, shipped, consigned, sold or licensed in the conduct of the Business or any services rendered by Seller or any Purchased Subsidiary in connection with the Business, whether occurring prior to or following the Effective Date;

(ii)                                  all Taxes incurred, accrued or due in connection with the operation of the Business and ownership of the Purchased Assets, including all Taxes incurred, accrued or due in jurisdictions not part of the United States and all Transfer Taxes, other than Taxes imposed on the income of Seller or any Purchased Subsidiary included in a consolidated return filed or to be filed by Seller;

(iii)                               all Liabilities in connection with, arising under or pursuant to, the Purchased IP Rights, whether or not occurring prior to the Effective Date, including but not limited to, Liabilities with respect to intellectual property infringement;

(iv)                              all Liabilities of Seller arising out of the termination of employment of any Transferred Employee, including any and all claims made by a Transferred

Employee against Seller alleging wrongful termination or that Seller failed to provide any advance notice of termination of employment required under applicable law, including, without limitation, under the federal WARN Act or the California WARN Act;

(v)                                 all trade payables and accrued Liabilities of the Business;

(vi)                              any and all Liabilities, whenever incurred, under the Purchased Contracts;

(vii)                           any and all Liabilities, whenever incurred, under the Purchased Out-Bound Licenses; and

(viii)                        all Liabilities of the Purchased Subsidiaries.

(d)                                 Excluded Liabilities.  Buyer is not assuming, and the term “Assumed Liabilities” does not include, any Excluded Liabilities.  For purposes of this Agreement, the term “Excluded Liabilities” shall mean any and all Liabilities of Seller solely relating to or solely arising out of any of the following:

(i)                                     Seller’s operation of business activities unrelated to the Business;

(ii)                                  the Excluded Assets;

(iii)                               income tax liability of any Purchased Subsidiary reported or required to be reported on a consolidated income tax return with Seller;

(iv)                              all Liabilities of Seller with respect to accrued wages, salaries, vacation, holiday, sick leave and other benefits of the Transferred Employees as of the Effective Date, and all Liabilities of Seller with respect to bonus (including any bonuses that arise out of the completion of the transactions contemplated hereby), commissions and severance amounts, if any, due to the Transferred Employees as of the Effective Date;

(v)                                 payroll taxes in respect of the employment of Transferred Employees  through and including the Effective Date; and

(vi)                              contracts or agreements of Seller that are not Purchased Contracts or Purchased Out-Bound Licenses.

1.2                                 Purchase Price; Payment Terms.

(a)                                  The aggregate consideration payable at the Closing for the Purchased Assets is $3,250,000 (the “Cash Purchase Price”) plus assumption by Buyer of the Assumed Liabilities (together, the “Purchase Price”).

(b)                                 Concurrently with Buyer’s purchase from Seller the Purchased Assets hereunder, Buyer is assuming the Assumed Liabilities.

(c)                                  The Cash Purchase Price is being paid to Seller, by wire transfer of funds, concurrently with the execution of this Agreement.

(d)                                 In addition to the Cash Purchase Price, following the Effective Date, Buyer shall pay to Seller an additional $6,750,000 (the “Deferred Purchase Price”) upon the earliest to occur of:

(i)                                     the first anniversary of the Effective Date;

(ii)                                  the admission or readmission of the Guarantor or the Buyer to the London Stock Exchange’s AIM market;

(iii)                               the sale or other transfer by the Guarantor of 50% or more of the issued and outstanding shares of Buyer, other than to an affiliate of the Guarantor;

(iv)                              the acquisition by an individual or legal entity of more than one-half of the voting rights or equity interests in the Guarantor or in the Buyer in a merger, tender offer or exchange offer;

(v)                                 the sale or other disposition by Buyer outside of the ordinary course of business of a majority of Buyer’s assets, as determined by reference to the book value thereof, whether in a single transaction or a series of transactions; and

(vi)                              any action taken by Buyer or the Guarantor to liquidate, dissolve or otherwise suspend or terminate its operations.

The first to occur of (i) – (vi) above is referred to as the “Trigger Date”.

(e)                                  No later than the fifth business day after the Trigger Date, Buyer shall pay the Deferred Purchase Price to Seller by wire transfer of immediately available funds to such account as Seller shall designate in writing to Buyer.

(f)                                    In addition to the Purchase Price and the Deferred Purchase Price, Buyer shall make to Seller earnout payments as follows (the “Earnout Payments”):

(i)                                     With respect to Year 1, $1,000,000 if Gross Revenues for Year 1 exceed $25,000,000 but are less than $30,000,000, and $2,500,000 if Gross Revenues  for Year 1 are greater than or equal to $30,000,000; and

(ii)                                  With respect to Year 2, $1,000,000 if Gross Revenues for Year 2 exceed $35,000,000 but are less than $40,000,000, and $2,500,000 if Gross Revenues  for Year 2 are greater than or equal to $40,000,000.

(g)                                 Buyer shall make Earnout Payments within 90 days after the applicable period by wire transfer of immediately available funds to such account as Seller shall designate in writing to Buyer.

1.3                                 Sales, Use and Transfer Taxes.  Buyer shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Seller from, any sale or use, transfer, value added, real property gains, excise, stamp, stamp duty, stamp duty reserve tax (SDRT), or other Taxes imposed by reason of the transfer of the Purchased Assets provided hereunder (“Transfer Taxes”) and any deficiency, interest or penalty asserted with respect thereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer and Guarantor as follows as of May 7, 2008 (or, in the case of a representation or warranty made as of a specific other date, as of such other date), subject to such exceptions as are disclosed in a disclosure schedule delivered by Seller to Buyer contemporaneously with the execution of this Agreement (the “Disclosure Schedule”).  The Disclosure Schedule exceptions shall be arranged according to specific sections in this Article II and shall provide exceptions to, or otherwise qualify, the corresponding section in this Article II and any other section in this Article II where it is reasonably apparent that the disclosure is relevant to such other section.

2.1                                 Organization.  Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to conduct the Business as it is presently being conducted and to sell and convey the Purchased Assets to Buyer.

2.2                                 Authorization.  The execution and delivery of this Agreement and each agreement, instrument, certificate and document being or to be executed and delivered pursuant to this Agreement (each a “Transaction Agreement”) by Seller and the performance of all obligations hereunder and thereunder by Seller have been duly authorized and no other action or approval is necessary for the execution, delivery or performance of this Agreement and each Transaction Agreement by Seller.  Seller has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement.  This Agreement and each Transaction Agreement to which Seller is a party has been or will be duly executed and delivered by Seller and is or will be a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

2.3                                 No Conflict.  Except for the filings as may be required under, and other applicable requirements of, the Exchange Act, neither the execution and delivery of this Agreement or any Transaction Agreement by Seller, nor the consummation of the transactions contemplated hereunder, will:

(a)                                  result in the creation or imposition of any Encumbrance upon the Purchased Assets, other than Permitted Encumbrances;

(b)                                 except as set forth on Schedule 2.3(b), (i) require the consent, approval or authorization of, or declaration, filing or registration with any Governmental Entity or other Person to be made or obtained by Seller or a Purchased Subsidiary, or (ii) constitute (with the giving of notice or lapse of time, or both) a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Seller or a Purchased Subsidiary under any Material Contract, except where the failure to obtain such consent, approval, authorization, declaration, filing or registration, or where such default, right of termination, cancellation or acceleration, would not result, individually or in the aggregate, in a Material Adverse Effect; or

(c)                                  violate in any material respect any provision of applicable law relating to the Business or the Purchased Assets, other than such violations as would not result, individually or in the aggregate, in a Material Adverse Effect on (i) the validity or enforceability of this Agreement or any of the Transaction Agreements, or (ii) Seller’s ability to convey the Purchased Assets or otherwise complete the transactions contemplated hereunder.

2.4                                 Judgments; Litigation.  There is no (a) outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity against Seller or any Purchased Subsidiary affecting the Purchased Assets or the Business or (b) action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation, whether civil, criminal or administrative, by or before any Governmental Entity or arbitrator or any appeal from any of the foregoing pending or, to the knowledge of Seller, threatened against Seller or any Purchased Subsidiary, or affecting the Purchased Assets or the Business (collectively, the “Judgments and Litigation”), except such threatened Judgments and Litigation as would not have, individually or in the aggregate, a Material Adverse Effect.

2.5                                 Intellectual Property and Proprietary Rights.

(a)                                  Schedule 2.5(a) contains an accurate and complete list (by name, owner, and, where applicable, registration number and jurisdiction of registration, application, certification or filing) of all the material Intellectual Property Rights owned by Seller or a Purchased Subsidiary and used exclusively in connection with the products and services provided by the Business or the operation of the Business as conducted as of the Effective Date (collectively, the “Owned Business IP Rights,” with all such registered Owned Business IP Rights being referred to herein as “Registered Business IP Rights”).  Except as set forth in Schedule 2.5(a), Seller or a Purchased Subsidiary owns the entire right, title and interest to all Owned Business IP Rights free and clear of Encumbrances (other than Permitted Encumbrances).

(b)                                 Schedule 2.5(b) contains an accurate and complete list of all licenses, sublicenses and other agreements material to the Business pursuant to which a third party authorizes Seller or a Purchased Subsidiary to use, modify, distribute, or practice any rights under, grant sublicenses with respect to or incorporate in Purchased Assets, any Intellectual Property Rights owned by a third party (“In-Bound Licenses”), other than In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses, and, with respect to each such In-Bound License, states whether such In-Bound License is exclusive or non-exclusive.

(c)                                  Schedule 2.5(c) contains an accurate and complete list of all licenses, sublicenses and other agreements material to the Business pursuant to which Seller or a Purchased Subsidiary authorizes a third party to use, modify, distribute, or practice any rights under or grant sublicenses with respect to, any Purchased IP Rights or pursuant to which Seller grants rights to use or practice any rights under any Intellectual Property Rights owned by a third party (“Out-Bound Licenses”), other than Out-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses, and, with respect to each such Out-Bound License, states whether such Out-Bound License is exclusive or non-exclusive.

(d)                                 Schedule 2.5(d) contains an accurate and complete list of all licenses and other agreements material to the Business pursuant to which Seller authorizes a Purchased Subsidiary to use, modify, distribute or practice any rights under or grant any sublicenses with respect to any Owned Business IP Rights (“Intra-Company Licenses”).

(e)                                  The Owned Business IP Rights, together with the rights granted to Seller and the Purchased Subsidiaries under the In-Bound Licenses constitute all the Intellectual Property Rights material to the Business as currently conducted.

(f)                                    All Registered Business IP Rights that are Purchased IP Rights are in good standing, are in material compliance with applicable legal requirements and are not subject to any unpaid maintenance fees or taxes or actions falling due within thirty (30) days after the Effective Date.  To Seller’s knowledge, there are no proceedings, challenges or claims before any court, tribunal (including the U.S. Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Registered Business IP Rights, other than normal patent and trademark prosecution proceedings.

(g)                                 To Seller’s knowledge, the business, operations and activities of the Business as presently conducted do not infringe or violate, or constitute a misappropriation of, any intellectual property rights of any other Person (including, without limitation, any Affiliate of Seller).  Seller has not received, since January 1, 2007, any complaint, claim or notice alleging any such infringement, violation or misappropriation relating to the Business or the Purchased Assets, and no claim or notice made prior to January 1, 2007 remains outstanding or unresolved.  To Seller’s knowledge, neither Seller nor any Purchased Subsidiary has taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Purchased IP Right.  To Seller’s knowledge, no Person has infringed or is infringing any Purchased IP Right or has otherwise misappropriated or is otherwise misappropriating any Purchased IP Right.

(h)                                 The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Purchased IP Right, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Purchased IP Right or impair the right of Buyer or any Purchased Subsidiaries to use, sell or license any Purchased IP Right or portion thereof, in each case, except as would not individually or in the aggregate, have a Material Adverse Effect.

(i)                                     Seller has taken reasonable steps to protect and preserve the confidentiality of all Purchased IP Rights not otherwise disclosed in published patents, patent applications, registered copyrights or public publications (“Business Confidential Information”).  Use by and disclosure to employees or others of Business Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements or agreements that contain similar obligations.

(j)                                     Except as set forth on Schedule 2.5(j), to Seller’s knowledge, each current and former employee and independent contractor of Seller and each Purchased Subsidiary who is or was involved in, or who has contributed to, the creation or development of any Purchased IP Right has executed and delivered (and, to Seller’s knowledge, is in compliance with) an agreement which provides a valid written assignment, or an obligation to provide an assignment on request, to Seller or the Purchased Subsidiaries, as applicable, of all title and rights to all such Purchased IP Rights.

2.6                                 Employees and Independent Contractors.

(a)                                  Schedule 2.6 contains a true and complete list, as of April 15, 2008, of all employees employed primarily in the Business, including Persons employed by a Purchased Subsidiary, (collectively, the “Business Employees”), including each such employee’s (i) name, (ii) title, (iii) principal location of employment, (iv) name of employer (i.e., Seller or a Purchased Subsidiary), and (v) current salary and other compensation arrangement (i.e. commission rate).

(b)                                 (i)  all Business Employees and other employees who have previously been employed for the Business have executed Seller’s form Proprietary Information and Inventions Agreement, a copy of which has been provided to Buyer (or, in the case of employees of a Purchased Subsidiary, a form providing similar protections); (ii) to the knowledge of Seller, no Business Employee is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any third party that would be likely to affect in any material way (A) the performance by such Business Employee of any of his or her duties or responsibilities as an employee of the Business, or (B) the Business; and (iii) to the knowledge of Seller, no Business Employee is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant with any third party relating to the right of any such Business Employee to be employed by Seller.

(c)                                  Seller has terminated the employment of all Transferred Employees, including the employment agreements set forth on Schedule 2.6(c), effective upon the consummation of the transactions contemplated by this Agreement.  Seller has paid or otherwise satisfied all obligations due to the Transferred Employees in respect of their employment with Seller upon the termination of their employment with Seller, including if applicable, any wages, salaries, bonuses (including any bonuses that arise out of the completion of the transactions contemplated hereby), accrued vacation pay, and severance pay, and all payroll taxes payable with respect to such employees, with the exception of the retention agreements set forth on Schedule 2.6(c), which will be discharged by Seller in accordance with their terms.  Buyer shall have no obligations or liabilities to any Transferred Employee as a result of wages, salaries, bonuses (including any bonuses that arise out of the completion of the transactions contemplated hereby), accrued vacation pay and severance pay, if any, owing to a Transferred Employee as a result of such employee’s employment with Seller prior to the Effective Date.

(d)                                 Schedule 2.6(d) contains a true and complete list, as of May 1, 2008, of all consultants and other independent contractors who are providing material services to the Business (the “Independent Contractors”), including (i) each such Independent Contractor’s name, (ii) type of services being provided by each Independent Contractor, (iii) principal location where services are provided, and (iv) name of entity (i.e., Seller or a Purchased Subsidiary) with which such Independent Contractor contracted to provide services.

(e)                                  (i) Seller is not a party to any collective bargaining agreement or other labor contract applicable to a Business Employee, (ii) to Seller’s knowledge, no union has bargaining rights with respect to any Business Employee and there are no threatened or apparent union organizing activities involving any Business Employee, (iii) there are no strikes, slowdowns or work stoppages pending or threatened between Seller and a Business Employee, and (iv) to Seller’s knowledge, there are no unfair labor practice complaints involving a Business Employee pending against Seller.

2.7                                 Financial Statements.  Schedule 2.7 sets forth the (a) unaudited consolidated balance sheet of the Business as of December 31, 2007, and the related unaudited statement of operations for the twelve-month period ended December 31, 2007, and (b) the unaudited consolidated balance sheet of the Business as of March 31, 2008 (the “Interim Balance Sheet”), and the related unaudited statement of operations for the three-month period then ended, in each case prepared in accordance GAAP (except as indicated therein and for the absence of footnotes and subject to year-end adjustments which would not, individually or in the aggregate, have a Material Adverse Effect) consistent with the Business’s past practice.

2.8                                 Changes.  Except as described in Schedule 2.8, as contemplated by or as disclosed in this Agreement, or undertaken in connection with the Restructuring, since December 31, 2007, Seller has conducted the Business only in the ordinary course and in a manner materially consistent with past practice and, since such date there has not been a Material Adverse Effect.

2.9                                 Material Contracts.

(a)                                  Schedule 2.9 sets forth all of the following written agreements to which Seller or any Purchased Subsidiary is a party that are solely attributable or exclusively relate to the Business:

(i)                                     any lease of real property and any lease of personal property with a future payment obligation in excess of $100,000 per annum;

(ii)                                  any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller or a Purchased Subsidiary of, or pursuant to which in 2007 Seller or a Purchased Subsidiary paid, in the aggregate $100,000 or more;

(iii)                               any sales, distribution or other similar agreement providing for the sale by Seller or a Purchased Subsidiary of materials, supplies, goods, services, equipment or other assets that provide for annual payments to Seller or a Purchased Subsidiary of, or pursuant to which in 2007 Seller or a Purchased Subsidiary received, in the aggregate $100,000 or more;

(iv)                              any contract relating to outstanding indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $50,000;

(v)                                 any employment, severance or consulting agreement with respect to any Business Employee;

(vi)                              any contract or other document that limits the freedom of Seller to compete in any line of business or with any Person or in any area (collectively with all the agreements identified in this Section 2.9(a), the “Material Contracts”).

(b)                                 To Seller’s knowledge, each Material Contract that is currently in effect constitutes a legal, valid and binding agreement of Seller or a Purchased Subsidiary and of each other party thereto, and is enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).  Neither Seller nor, to Seller’s knowledge, any other party to such Material Contracts, is in violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default under such Material Contract) which would result, individually or in the aggregate, in a Material Adverse Effect.

2.10                           Compliance with Laws.  Neither Seller nor any Purchased Subsidiary is in violation of or in default in any material respect under any foreign or domestic (federal, state or local) law, statute, treaty, rule, regulation, ordinance, franchise, permit, concession, license, order, decree, consent decree or similar instrument or determination or award applicable to it by which any of the Purchased Assets or the Business is bound or affected, except for such violations or defaults as would not, individually or in the aggregate, result in a Material Adverse Effect.

2.11                           Permits, Licenses, Etc.  Seller possesses all franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities (“Permits”) necessary to conduct the Business as currently conducted, except for such failure as would not individually or in the aggregate, have a Material Adverse Effect.  Schedule 2.11 contains a true and complete list of all material Permits.  To Seller’s knowledge, each Permit was lawfully and validly issued, and no proceeding is pending or, to Seller’s knowledge, threatened regarding the revocation, suspension or limitation of any Permit.  The consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit, and except as set forth on Schedule 2.11, no Permit will require the consent of its issuing authority to or as a result of the consummation of the transactions contemplated hereby.

2.12                           Taxes.

(a)                                  The Purchased Assets are not subject to any liens for Taxes, except liens for Taxes not yet due, and Buyer will not become directly or indirectly liable for, and no lien, claim or encumbrance will be placed upon the Purchased Assets with respect to, (i) any Taxes attributable to the ownership or use of the Purchased Assets with respect to periods prior to and including the Effective Date or (ii) any other Taxes attributable to the actions or activities of Seller on or prior to the Effective Date, in each case other than Transfer Taxes and other Taxes included in the Assumed Liabilities or included as current liabilities in the calculation of Working Capital.  None of the Purchased Assets is a “United States real property interest” within the meaning of Section 897 of the Code.

(b)                                 With respect to the Purchased Subsidiaries:

(i)                                     All Tax Returns of the Purchased Subsidiaries required to be filed on or prior to the Effective Date have been or will be timely filed.  All such Tax Returns were or will be correct and complete in all material respects when filed.

(ii)                                  All material Taxes required to be paid by the Purchased Subsidiaries (whether or not shown on any Tax Return) have been paid in full.  There is (A) no claim for Taxes being asserted against any Purchased Subsidiary that has resulted in a lien against the property of the Purchased Subsidiary other than liens for Taxes not yet due and payable, (B) no audit or pending audit of, or Tax controversy associated with, any Tax Return of any Purchased Subsidiary, or of any other person where any Purchased Subsidiary could be held liable for Taxes, being conducted by a Tax Authority, (C) no extension of any statute of limitations on the assessment of any Taxes granted by any Purchased Subsidiary currently in effect, and (D) no agreement to any extension of time for filing any Tax Return which has not been filed.

(iii)                               No Purchased Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return other than the group the common parent of which is Seller (the “Seller Group”).  All consolidated income Tax Returns, including any consolidated or combined state or foreign income Tax Returns, that were required to be filed by the Seller Group on or prior to the date hereof and which included a Purchased Subsidiary were timely filed.  All such Tax Returns were correct and complete in all material respects when filed.  No Purchased Subsidiary will be a party to any Tax allocation, Tax sharing agreement or other similar agreement as of the Effective Date nor will any Purchased Subsidiary have any liability or potential liability to another party under any such agreement.

(iv)                              Each Purchased Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(v)                                 No audit is currently pending with respect to any Tax Return of any Purchased Subsidiary or of the Seller Group.  Neither Seller nor any Purchased Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time for the assessment of any Tax.  No claim is currently pending by an authority in a jurisdiction where a Purchased Subsidiary does not file Tax Returns asserting that such Purchased Subsidiary is or may be subject to taxation by that jurisdiction.

(vi)                              No Purchased Subsidiary will be required to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Effective Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign tax law); (iv) installment sale or open transaction disposition made on or prior to the Effective Date; or (v) prepaid amount received on or prior to the Effective Date.  No Purchased Subsidiary has been or will be required to include any adjustment in taxable income for any taxable period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign tax laws as a result of transactions, events or accounting methods employed prior to the Effective Date.

(vii)                           No Purchased Subsidiary is obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 162(m) or 280G.  Seller has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2).

(viii)                        Each Purchased Subsidiary has disclosed on its Tax Returns any tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.  No Purchased Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a “tax shelter” transaction as defined in Section 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder or which was or is a “Listed Transaction” or a “Reportable Transaction” as those terms are defined in the Code and the Treasury regulations thereunder.

2.13                           Brokers.  Except for Cowen and Company, LLC, and Montgomery & Co. LLC, each of whose fees, commissions and expenses are the sole responsibility of Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Buyer for a finder’s fee, brokerage commission or similar payment.

2.14                           Purchased Subsidiaries.

(a)                                  Except for a nominal number of shares of capital stock of the Foreign Purchased Subsidiaries which, while beneficially owned directly or indirectly by Seller, are owned of record by an Affiliate of Seller due to requirements of applicable law, (i) each of the Purchased Subsidiaries is a direct or indirect, wholly-owned subsidiary of Seller, (ii) the Purchased Shares constitute all of the issued and outstanding capital stock of each Purchased Subsidiary, and (iii) there are no outstanding options, warrants, rights or agreements for the purchase or acquisition from the Purchased Subsidiaries of any shares of their capital stock.

(b)                                 Each Purchased Subsidiary is an entity duly organized, validly existing and in good standing (to the extent the laws of such jurisdiction contemplate the concept of “good standing”) under the laws of the jurisdiction of its organization, and has the power and authority to conduct its portion of the Business as it is presently being conducted, except for such failures as would not, individually or in the aggregate, have a Material Adverse Effect.

(c)                                  Each Purchased Subsidiary is duly qualified or licensed to do business and in good standing (to the extent the laws of such jurisdiction(s) contemplate the concept of “good standing”) in each of the jurisdictions in which such qualification is required, except for such failure as would not individually or in the aggregate, have a Material Adverse Effect.

(d)                                 Seller has delivered to Buyer complete and correct copies of the certificate of incorporation and bylaws or other organizational documents, in each case, as amended and in effect as of the date hereof, of each Purchased Subsidiary.

2.15                           Purchased Assets.

(a)                                  To Seller’s knowledge, the Purchased Assets represent all of the assets currently used predominantly in the conduct of the Business except for such assets that are not material.

(b)                                 To Seller’s knowledge, other than commercially available software used to support the Business, general corporate, support and shared services provided by Seller (including without limitation services related to accounting, finance, legal and information technology), credit support and similar arrangements provided by Seller, the Purchased Assets and the assets presently owned, leased, or licensed by the Purchased Subsidiaries in the aggregate are sufficient for the conduct of the Business as presently conducted, consistent with past practice, except for such assets, which the failure to own, lease or license would not, individually or in the aggregate, have a Material Adverse Effect.

(c)                                  To Seller’s knowledge, Seller has good title to, a valid leasehold interest in, or valid rights to use, all the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances, except for such failures as would not, individually or in the aggregate, have a Material Adverse Effect.

(d)                                 To Seller’s knowledge, the Purchased Assets taken as a whole are generally adequate for the purposes for which they are used by Seller in the ordinary course of the Business.

2.16                           Customers.  Listed in Schedule 2.16 are the names of the ten (10) most significant customers (by revenue) of the Business for the 12-month period ended March 31, 2008, and since that date until the date hereof, no such customer has terminated its relationship with Seller or provided Seller with written notice of its intention so to terminate (or not to renew) its relationship with Seller.

2.17                           Suppliers.  Schedule 2.17 contains a complete list of each of the ten (10) most significant suppliers of raw materials, supplies, merchandise, services and other goods for the Business for the 12-month period ended March 31, 2008 (“Significant Suppliers”) and the amount for which each such Significant Supplier invoiced Seller during such period.  Seller has not received any notice that any Significant Supplier will not continue to sell materials, supplies, merchandise, services and other goods to the Business.

2.18                           Environmental Matters.  Except as set forth on Schedule 2.18, (a) Seller and the Purchased Subsidiaries have operated the Business in material compliance with all applicable Environmental Laws, (b) to Seller’s knowledge, there has been no material generation, use, transportation, treatment, storage, release or disposal by Seller or any Purchased Subsidiary of any Hazardous Substances in connection with or relating to the ownership, lease, occupation or use of the Facilities by Seller or any Purchased Subsidiary in material violation of any applicable Environmental Laws, (c) to Seller’s knowledge, there is not present in, on, under or emanating onto or from any of the Facilities any Hazardous Substance in violation of any applicable Environmental Laws, and (d) neither Seller nor any Purchased Subsidiary has received any actual or threatened notice, demand, or claim that the operation of the Business or any of the Facilities is in violation of or non-compliance with any applicable Environmental Laws, except, in all cases, as would not result, individually or in the aggregate, in a Material Adverse Effect.

2.19                           Product Returns and Warranty Liability.  Copies of the Business’s forms of standard product warranties are attached as Schedule 2.19 hereto.  Except for variations from such standard policies as would not, individually or in the aggregate, have a Material Adverse Effect, the Business has not provided product warranties more favorable than provided for in the standard form.

2.20                           Absence of Certain Changes.  Since December 31, 2007, except in connection with the Restructuring, as reflected in the Interim Balance Sheet, or as disclosed in Schedule 2.20, Seller has not:  (i) incurred any material debts, obligations or liabilities (absolute, accrued, contingent or otherwise) of the Business, other than in the ordinary course of business; (ii) subjected to or permitted a Encumbrance (other than a Permitted Encumbrance) upon or otherwise encumbered any of the Purchased Assets; (iii) sold, transferred, licensed or leased any of the Purchased Assets except in the ordinary course of business; (iv) suffered any physical damage, destruction or loss (whether or not covered by insurance) to the Purchased Assets causing a Material Adverse Effect; (v) made or suffered any material amendment of any Material Contract; or (vi) entered into any agreement or otherwise obligated itself to do any of the foregoing.

2.21                           Disclosure.  To Seller’s knowledge, no representation or warranty of Seller in this Agreement (as qualified by the Disclosure Schedule) contains any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.

2.22                           Closing Working Capital.  As of the close of business on the business day immediately preceding the Effective Date, the Working Capital of the Business is equal to or greater than $1,000,000.

2.23                           No Other Representations or Warranties.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE II, NEITHER SELLER NOR ANY OF ITS OFFICERS,

DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS OR REPRESENTATIVES IS MAKING, AND EACH OF THEM HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR

Buyer and Guarantor hereby represent and warrant to Seller as follows:

3.1           Organization and Qualification.  Each of Buyer and Guarantor is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority to perform its obligations under this Agreement.

3.2           Authorization.  The execution and delivery of this Agreement and each Transaction Agreement by each of Buyer and Guarantor and the performance of each Buyer and Guarantor of its obligations hereunder have been duly authorized by Buyer and Guarantor and no other action or approval by Buyer or Guarantor is necessary for the execution, delivery or performance of this Agreement and each Transaction Agreement by each of Buyer and Guarantor, as applicable.  Each of Buyer and Guarantor has full right, power, authority and capacity to execute and deliver this Agreement and each Transaction Agreement, as applicable.  This Agreement and each Transaction Agreement to which Buyer or Guarantor is a party has been or will be duly executed and delivered by Buyer and Guarantor, as applicable, and is or will be a valid and binding obligation of each of Buyer and Guarantor, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).

3.3           No Conflict.  Except as described on Schedule 3.3, neither the execution and delivery of this Agreement by each of Buyer and Guarantor nor the consummation of the transactions contemplated hereunder will:

(a)                                  conflict with or result in a breach by either Buyer or Guarantor of, or constitute a default by Buyer or Guarantor under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or material breach of, any of the terms, conditions or provisions of (i) any material indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement, license agreement or any other material contract, arrangement or agreement to which Buyer or Guarantor, as applicable, is a party or to which a material portion of Buyer’s or Guarantor’s assets is subject, (ii) its certificate of incorporation or bylaws or other organizational documents, or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects Buyer’s or Guarantor’s ability to perform its obligations under this Agreement;

(b)                                 result in the creation or imposition of any Encumbrance upon any material portion of the assets of Buyer or Guarantor, or which materially affects Buyer’s or Guarantor’s ability to conduct its business as conducted prior to the date of this Agreement or perform its obligations under this Agreement; or

(c)                                  require the consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or other Person to be made or obtained by Buyer or Guarantor in connection with the execution, delivery and performance by Buyer or Guarantor of this Agreement and the consummation of the transactions contemplated hereby.

3.4                                 Legal Proceedings.  There is no action, claim suit or proceeding pending or, to Buyer’s and Guarantor’s knowledge, threatened, by or against or affecting Buyer, Buyer’s Affiliates, Guarantor or Guarantor’s Affiliates that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the execution and delivery by Buyer or Guarantor of this Agreement or any of the Transaction Agreements or the performance of Buyer or Guarantor hereunder or thereunder.

3.5                                 Parent Company.  Guarantor owns all of the issued and outstanding shares of capital stock of Buyer.

3.6                                 Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Seller without the intervention of any Person on behalf of Buyer in such manner as to give rise to any valid claim by any Person against Seller for a finder’s fee, brokerage commission or similar payment.

3.7                                 Transferred Employees.  Buyer has offered Continued Equivalent Employment to at least 95% of the Business Employees with “California” opposite his or her name on Schedule 2.6.  Each Business Employee that accepts such offer of employment is referred to herein as a “Transferred Employee.”

ARTICLE IV

COVENANTS

4.1                                 Employee Matters.

(a)                                  Employment. Effective as of the Effective Date immediately following the termination of their employment with the Seller, Buyer shall hire all Transferred Employees.

(b)                                 Certain Benefit Payments.  To the extent it has not done so prior to the consummation of the transactions contemplated by this Agreement, on the Effective Date, Seller shall pay or otherwise discharge any liability for claims filed with respect to any Business Employee eligible for coverage, reimbursement and/or benefits under the terms of any of Employee Plan, other than an Employee Plan of a Foreign Purchased Subsidiary, provided such liability (A) accrued or became payable during the period of such employee’s employment with Seller prior to the Effective Date or (B) arose out of Seller’s termination of such employee’s employment on or prior to the Effective Date.

(c)                                  No Rights Conferred Upon Employees.  The parties hereby acknowledge that, other than the Transferred Employees, Buyer is under no obligation to employ any current or future employee of Seller.  Further, Buyer shall be under no obligation to (i) continue the employment of any Transferred Employee after the Effective Date, and nothing in this Agreement shall confer any rights or remedies under this Agreement on any such Transferred Employee or (ii) continue any Transferred Employee’s coverage under any Employee Plan.

4.2                                 Assumed Liabilities.  Buyer will pay or otherwise discharge the Assumed Liabilities and will indemnify and hold harmless Seller in respect thereof.

4.3                                 Filing of Tax Returns; Allocation of Straddle Period Taxes; Cooperation.

(a)                                  Subject to subsections (c) and (d) below, Seller will be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the Effective Date) to the extent such Tax Returns include or relate to Seller’s operation of the Business or Seller’s use or ownership of the Purchased Assets on or prior to the Effective Date, and specifically including consolidated, combined or unitary returns for taxable periods of the Purchased Subsidiaries that end on the Effective Date.  Seller’s Tax Returns, to the extent they relate to the Business or Purchased Assets, shall, in all material respects, be true, complete and correct and prepared in accordance with applicable law.  Except as provided in Section 1.3, Seller will be responsible for and make all payments of Taxes shown to be due on such Tax Returns.

(b)                                 Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer’s ownership or use of the Purchased Assets or its operation of the Business attributable to taxable periods (or portions thereof) commencing after the Effective Date.  Buyer’s Tax Returns, to the extent they relate to the Purchased Assets or the Business, shall be true, complete and correct and prepared in accordance with applicable law in all material respects.  Buyer will make all payments of Taxes shown to be due on such Tax Returns.

(c)                                  Except with respect to any consolidated, combined or unitary income Tax Return required to be prepared by Seller or Buyer as set forth above, each Purchased Subsidiary shall be responsible for the preparation and filing of its own Tax Returns and payment of all Taxes as they become due.  Each such Tax Return shall be prepared in a manner consistent with past accounting methods and practices of such Purchased Subsidiary.

(d)                                 Buyer will be responsible for the preparation and filing of all Tax Returns required to filed with respect to the Business or the Purchased Assets, including Tax Returns of the Purchased Subsidiaries, for which Taxes are reported on a Tax Return covering a period commencing before and ending after the Effective Date (a “Straddle Period Tax”).  Each such Tax Return shall be prepared in a manner consistent with past accounting methods and practices of such Purchased Subsidiary.

(e)                                  To the extent relevant to the Business or the Purchased Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Return, or the conduct of any audit or examination, or other proceeding relating to Taxes.

4.4                                 Allocation of Consideration.  The Parties agree that for income tax purposes the consideration received by Seller for the Purchased Assets pursuant to this Agreement shall be allocated in accordance with Section 1060 of the Code and that all financial reports and income tax returns and reports, including IRS Form 8594, as applicable, and any corresponding state or foreign tax forms, will be prepared and filed in a manner consistent with such allocation, and no party hereto will take any position inconsistent with such allocation in any subsequent income tax returns, reports, or proceedings.  The parties agree to cooperate in good faith to allocate the consideration in accordance with this Section 4.4 within 30 days following the Effective Date.

4.5                                 Bulk Sales Laws.  Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction (“Bulk Sales Laws”) in connection with the sale of the Purchased Assets to Buyer.    Nothing in this Section 4.5 shall estop or prevent Buyer or Seller from asserting as a bar or defense of any Action brought under the Bulk Sales Laws that such Bulk Sales Laws do not apply to the transactions contemplated hereby.

4.6                                 Confidentiality.  The parties acknowledge and agree to continue to abide by the terms and conditions of that certain Confidentiality Agreement dated as of August 28, 2007.

4.7                                 Conduct of Business During Earnout Period.  During the period commencing on the Effective Date and ending on the last day of Year 2, Buyer shall dedicate such resources as, in its commercial judgment, are required to operate the Business to obtain a viable economic return, and to use its commercial efforts consistent with its business objectives to achieve Gross Revenues in excess of $30,000,000 in Year 1 and in excess of $40,000,000 in Year 2.   Buyer shall, and shall cause any Affiliates engaged in the Business to, conduct the Business through Buyer and the Purchased Subsidiaries.  Nothing herein shall, however, limit the ability of Guarantor or any of Guarantor’s other Affiliates from engaging in other businesses or operations, whether or not such other businesses or operations are similar to, or complimentary with the Business.  Should Buyer breach the covenants set forth in this Section 4.7, the Earnout Payments shall immediately become due in full, and Buyer shall promptly pay such amount to Seller.

4.8                                 Earnout Determination.  As promptly as practical after the end of each of Year 1 and Year 2, but in no event later than thirty (30) days after the end of each such year, Buyer shall prepare and deliver to Seller a statement of Gross Revenues for each of Year 1 and Year 2, as applicable prepared in accordance with GAAP as modified by the definition of Gross Revenues together with all relevant supporting materials and workpapers used in such determination (the “Determination”).  Buyer shall make available its management team and employees to discuss such information with Seller.  Should Seller object to the determination, Seller shall give written notice to Buyer of its objections thereto.  If Seller and Buyer are unable to reconcile their differences in writing within twenty (20) days after written notice of the objection is delivered to Buyer, the items in dispute shall be submitted to a mutually acceptable accounting firm for final determination (the “Determining Accountants”) and the Gross Revenues shall be determined by the Determining Accountants and shall become final and conclusive upon all parties hereto.  The Determining Accountants shall consider only the items in dispute and shall be instructed to act within thirty (30) days (or such longer period as the Seller and Buyer may agree) to resolve all claims and dispute.  All Earnout Payments shall be paid within two (2) business days of final determination, whether by agreement of the parties or determination of the Determining Accountants.  The fees and expenses of the Determining Accountants shall be borne equally by Seller and Buyer.

4.9                                 Board Observation Rights.  From the Effective Date until the date of final determination of the payment of the Earnout Payments, Seller shall have the right to attend all meetings either in person or telephonically of the Board of Directors and shareholders of Buyer in a nonvoting observer capacity, to receive reasonable advanced written notice of such meetings and to receive the information provided by Buyer to the attendees of such meetings.

4.10                           Cooperation With Intellectual Property Assignments.  Seller agrees to execute and deliver at the request of Buyer, all documents, instruments and assignments reasonably requested by Buyer, and to perform any other reasonable acts Buyer may require in order to vest all of Seller’s right, title, and interest in and to the Intellectual Property Rights acquired by Buyer hereunder in Buyer and/or to provide evidence to support any of the foregoing in the event such evidence is reasonably deemed necessary by Buyer, to the extent such evidence is in the possession or control of Seller.  Buyer shall reimburse Seller for any out-of-pocket costs incurred pursuant to this Section 4.10.

ARTICLE V

CLOSING DELIVERIES

5.1                                 Transaction Agreements.  Concurrently with the execution of this Agreement, the parties are entering into the following additional Transaction Agreements:

(a)                                  License Agreement.  A consent to the assignment of that certain Intellectual Property License Agreement DTS-DDC, dated November 16, 2007 from DTS Digital Cinema, Inc. to Buyer.

(b)                                 Real Estate Arrangements.  Buyer and Seller are entering into Sublease Agreements, the forms of which are attached hereto as Exhibits C-1 and C-5.

5.2                                 Deliveries to Buyer.  Concurrently with the execution of this Agreement, Seller is delivering to Buyer the following certificates, instruments and agreements:

(i)                                     a bill of sale and the assignment, assumption, and general conveyance (the “Assignment and Assumption Agreement”), in substantially the form attached hereto as Exhibits B-1 and B-2, dated as of the Effective Date, executed by Seller;

(ii)                                  an assignment from Seller of all right, title and interest of Seller in each patent, patent application, trademark and trademark application, and domain name assignment  (the “Domain Name Assignment”)included as a Purchased Asset hereunder, in substantially the form attached hereto as Exhibits B-3 and B-4, dated as of the Effective Date, executed by Seller in favor of Buyer;

(iii)                               a stock assignment or other transfer instrument appropriate under the relevant jurisdiction executed by Seller in favor of Buyer, or Buyer’s designee, with respect to the Purchased Shares (except for DTS France S.A.R.L. and DTS Italia S.r.l., which are owned by other Purchased Subsidiaries; except that with respect to outstanding shares of the Foreign Purchased Subsidiaries required under applicable law to be held by an entity other than Buyer, Seller or the Affiliate of Seller who is the record holder of such shares immediately prior to execution of this Agreement has executed and delivered the stock assignment or transfer instrument in favor of such Affiliate of Buyer as designated by Buyer.

5.3                                 Deliveries to Seller.  Concurrently with the execution of this Agreement, Buyer is delivering to Seller each of the following certificates, instruments, agreements and items:

(i)                                     a certificate, dated as of the Effective Date, executed by Buyer, certifying that the resolutions attached to such certificate were duly adopted by the Board of Directors of Buyer and that such resolutions remain in full force and effect, authorizing and approving the execution by Buyer of this Agreement and the Transaction Agreements and approving the consummation by Buyer of the transactions contemplated by such agreements and documents;

(ii)                                  the Assignment and Assumption Agreement, dated as of the Effective Date, executed by Buyer;

(iii)                               the Domain Name Assignment, dated as of the Effective Date, executed by Buyer; and

(iv)                              the Cash Purchase Price, by wire transfer of immediately available funds to an account designated by Seller.

ARTICLE VI

INDEMNIFICATION

6.1                                 Survival of Representations and Warranties and Covenants.

(a)                                  The representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery of this Agreement and the closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until the first anniversary of the Effective Date (the “Cut-Off Date”).  Notwithstanding the foregoing, (i) any obligation in respect of a claim for indemnity as a result of a breach of any representation or warranty of any party that is asserted in writing with reasonable specificity as to the nature and, if then determinable, amount of the claim prior to the Cut-Off Date shall survive past such date until finally resolved or settled, and (ii) any obligation in respect of a claim by a party for indemnity as a result of a breach of a representation or warranty arising or resulting from actual fraud on the part of the other party (either, a “Fraud Claim”) shall survive until the expiration of the applicable statute of limitations (except for claims in respect thereof pending at such time, which shall survive until finally resolved or settled).

(b)                                 No Action may be commenced with respect to any representation or warranty hereunder, or in any writing delivered pursuant hereto, unless written notice, setting forth in reasonable detail the claimed breach thereof, shall be delivered pursuant to Section 7.6 to the party or parties against whom liability for the claimed breach is charged on or before the termination of the survival period specified in Section 6.1(a) for such representation, warranty, covenant or agreement; provided, that the foregoing shall not apply to Seller’s obligations pursuant to Section 1.2.

6.2                                 Indemnification by Seller.  Subject to the provisions of this Article VI, Seller covenants and agrees to defend, indemnify and hold harmless Buyer and each Person who controls Buyer from and against and with respect to any Damages directly or indirectly, relating to, resulting from or arising out of (i) any breach of or inaccuracy in any representation or warranty by Seller under this Agreement, (ii) any breach, default or nonfulfillment of any covenant, agreement or other obligation of Seller under this Agreement, or (iii) any Excluded Liabilities.

6.3                                 Indemnification by Buyer.  Buyer covenants and agrees to defend, indemnify and hold harmless Seller from and against any and all Damages arising out of or resulting from (i) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement, (ii) the failure of Buyer to perform or observe any covenant, agreement or provision to be performed or observed by Buyer pursuant to this Agreement, including but not limited to the Assumed Liabilities, (iii) the operation or business of Buyer or the Business after the Effective Date or any claims, actions or litigation concerning the same, or (iv) violation of the federal WARN Act or the California WARN Act, resulting from the transactions contemplated by this Agreement or the operation of the Business after the Effective Date.

6.4                                 Claims.

(a)                                  If any party entitled to be indemnified pursuant to Section 6.2 or Section 6.3 (an “Indemnified Party”) receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any Action (any such claim or Action, a “Third Party Claim”) or otherwise is entitled to assert a claim for indemnification thereunder (any such claim or Third Party Claim being referred to herein as an “Indemnifiable Claim”) with respect to which another party hereto (an “Indemnifying Party”) is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, however, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that such failure or delay prejudices the defense thereof.

(b)                                 The Indemnifying Party shall have a reasonable period of time under the circumstances after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at the Indemnifying Party’s expense, the settlement or defense of any Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, however, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall be borne by the Indemnified Party, and (ii) the Indemnifying Party shall not settle any Third Party Claim without the Indemnified Party’s consent, which consent shall not be unreasonably withheld (it being understood that consent to any settlement that does not consist solely of the payment of money damages may reasonably be withheld).  So long as the Indemnifying Party is contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld (it being understood that consent to any settlement that does not consist solely of the payment of money damages may reasonably be withheld).

(c)                                  Subject to the foregoing provisions of this Section 6.4, for a period of 20 days after delivery of a Claim Notice, the Indemnifying Party shall have the right to object in a written statement (an “Objection”) to the claim made in the Claim Notice, and such statement shall have been delivered to the Indemnified Party prior to the expiration of such 20-day period.  If an Objection has been made, the Indemnifying Party shall attempt to resolve the dispute with the Indemnified Party in accordance with this Section 6.4(e).  Once an Objection has been made, the Indemnifying Party and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to the claim or claims relating to the Claim Notice.  Any such agreement shall be set forth in a written memorandum signed by both parties.  If the parties cannot come to such agreement within 15 days after receipt by the Indemnified Party of the Objection, the parties shall attempt to resolve such matter first by submission to non-binding mediation in Los Angeles County, California.  Except as otherwise agreed to in writing by the Indemnifying Party and Indemnified Party, such matter shall be addressed in the following manner:  (i) the Indemnifying Party and Indemnified Party will promptly provide each other with a detailed description of each of their respective positions regarding the claim, including any supporting evidence, documents or materials as reasonably requested by each other; (ii) authorized representatives of each of the Indemnifying Party and Indemnified Party will meet to discuss and attempt to resolve the Objection or claim; and (iii) if the Objection or claim is not resolved as contemplated by clause (ii) above, Indemnifying Party and Indemnified Party will, by mutual consent, select an independent third party to mediate such controversy, which mediation shall be non-binding.  Any communications made pursuant to this Section 6.4(e) shall be deemed to be treated as settlement negotiations pursuant to Federal Rules of Evidence 408 and shall not be admissible in court or an arbitration for any purpose.

6.5                                 Limitations on Indemnity.  Buyer is not entitled to recover under Sections 6.2(i) and 6.2(ii), (a) except to the extent that the aggregate amount of indemnifiable Damages incurred by Buyer exceeds $100,000 (the “Threshold Amount”), or (b) for any Damages in excess of $1,750,000 in the aggregate (the “Maximum Liability”).  Buyer agrees that it will not submit any claim for indemnification pursuant to Section 6.2(i) and 6.2(ii) unless and to the extent that the aggregate amount of all Damages for which indemnity is claimed exceeds the Threshold Amount or for any Damages in excess of the Maximum Liability; provided, however, that the Threshold Amount shall not apply to the Working Capital representation contained in Section 2.23; provided further, that the limitations set forth in this Section 6.5 shall not apply in respect of a Fraud Claim or claims for indemnity pursuant to Section 6.2(iii) and; provided, further, that Damages from such Fraud Claim and claims for indemnity shall not be included as Damages for purposes to determining whether Damages exceed the Threshold Amount or the Maximum Liability.  Buyer agrees that the amount claimed in respect of each claim asserted for indemnity hereunder shall be asserted by Buyer in good faith and shall bear a reasonable relationship to the estimated Damages incurred or to be incurred by Buyer in respect of such claim, to the extent that such amount is then determinable.  Notwithstanding anything herein to the contrary, an Indemnified Party shall not be entitled to indemnification for any Damages resulting from a breach of representation or warranty if the Indemnified Party had knowledge of such breach prior to the Effective Date.

6.6                                 Subrogation and Duplication of Payments.  To the extent of any payment by an Indemnifying Party to or on behalf of an Indemnified Party for any indemnifiable Damages, the Indemnifying Party will be subrogated to all rights of the Indemnified Party to recover or obtain reimbursement for the payment from any third party.  At the request of the Indemnifying Party at any time and from time to time, the Indemnified Party shall execute and deliver to the Indemnifying Party any document (and do all such other legally permissible acts and things) as are reasonably necessary to enable the Indemnifying Party to obtain or realize the benefit of that subrogation, including the prosecution by the Indemnified Party, at the Indemnifying Party’s expense, of a legal proceeding to enforce those rights of the Indemnified Party, in each case to the extent that such Indemnified Party could not reasonably be expected to be materially and adversely affected thereby.  If the Indemnifying Party requests the Indemnified Party to institute a legal proceeding to recover or obtain reimbursement from a third party of any amount paid by the Indemnifying Party to or on behalf of the Indemnified Party for any indemnified Damages, that legal proceeding will be covered by the indemnification provisions of this Article VI as a Third Party Claim, and the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from all Damages arising out of, or in any way connected with, that legal proceeding to the same extent that it is obligated to do for any Losses of a Third Party Claim that is indemnified hereunder.

6.7                                 Indemnification Net of Benefits.  The amount of any recovery by an Indemnified Party pursuant to this Article VI shall be net of any tax benefits and net of any insurance benefits actually received by such Indemnified Party or its Affiliates.  The Indemnified Party covenants to seek and pursue insurance benefits to which it is entitled.

6.8                                 Exclusive Remedy.  This Article VI sets forth the sole and exclusive remedies of Buyer and Seller and their respective successors and assigns for any Action any of them may assert or attempt to assert against the other to the extent the Action in any way relates to this Agreement or its negotiation, execution, delivery or performance, any alleged breach of or default under this Agreement, or the transactions contemplated hereby, regardless of whether such Action is based in tort (for example, intentional or negligent misrepresentation) or contract, or arises at law or in equity; provided, however, the foregoing limitation shall not apply to a Fraud Claim.

6.9                                 Relationship Between Assumed Liabilities and Indemnification.  Subject to the provisions of this Article VI, Buyer shall be entitled to indemnification pursuant to Section 6.2 for Damages in respect of the breach by Seller of the representations and warranties contained in Article II even if such Damages would otherwise be assumed by Buyer under Section 1.1(c).

ARTICLE VII

MISCELLANEOUS

7.1                                 Rules of Construction.  This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party.  All references in this Agreement to sections, schedules and exhibits are to sections, schedules and exhibits of or to this Agreement unless expressly otherwise indicated.  At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes others.  “Including” means “including without limitation.”  “Or” is used in the inclusive sense of “and/or.”  Currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars.

7.2                                 Further Actions.  From time to time, as and when requested by any party hereto, each other party shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as the requesting party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to transfer, assign and deliver the Purchased Assets to Buyer and its respective successors and assigns effective as of the Effective Date (or to evidence the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby.  To the extent that the rights of Seller under any contract or Authorization may not be transferred or assigned without the consent of another Person, neither this Agreement nor the Bill of Sale and Assignment and Assumption Agreement shall constitute an agreement to transfer or assign the same if an attempted transfer or assignment would constitute a breach thereof or be unlawful.  If any such consent has not been obtained or if any attempted transfer or assignment would be ineffective or would impair Buyer’s rights under the instrument in question so that Buyer would not effectively acquire the benefit of all such rights, then Seller, to the maximum extent permitted by law and the instrument, shall, at Buyer’s request and expense, act as Buyer’s agent in order to obtain for Buyer the benefits thereunder and cooperate, to the maximum extent permitted by law and the instrument, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer (including, without limitation, by entering into an equivalent arrangement).

7.3                                 Expenses.  Except as expressly set forth herein, Seller and Buyer shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

7.4                                 Entire Agreement.  This Agreement, which includes the schedules and the exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contains the entire agreement between the Parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements, understandings, proposals, prospectuses, projections and related materials with respect thereto, other than the Confidentiality Agreement dated August 28, 2007 between Buyer and Seller, which shall survive in accordance with its terms.

7.5                                 Descriptive Headings; Definitions.  The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

7.6                                 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficiently given if (a) delivered personally or (b) sent by registered or certified mail, postage prepaid, or (c) sent by overnight courier with a nationally recognized courier, or (d) sent via facsimile confirmed in writing in any of the foregoing manners, as follows:

If to Seller:	DTS, Inc. Attention: General Counsel 5171 Clareton Drive Agoura Hills, CA 91301 Facsimile No.: (818) 7827-2470

If to Buyer:	Beaufort California, Inc. Attention: Chief Executive Officer 20010 Pacific Coast Highway Malibu, CA 90265 Facsimile No.:

with a copy to:	Pritchard Englefield 14 New Street London EC2M 4HE Attention: Nicholas Roche Facsimile No.: +44 (0) 20 7972 9721

and

Beaufort International Group Plc Finsgate, 5-7 Cranwood Street London EC1V9EE Attention: Stephen Oakes Facsimile No.: +44

and

TroyGould PC 1801 Century Park East, Suite 1600 Los Angeles, CA 90067 Attention: Istvan Benko Facsimile No.: (310) 789-1426

If sent by mail, notice shall be considered delivered five (5) business days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof.  Any party may by notice to the other parties change the address or facsimile number to which notice or other communications to it are to be delivered or mailed.

7.7                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the choice of law principles thereof.

7.8                                 Assignability.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assignable by any Person without the written consent of the other parties and any such purported assignment by any party without such consent shall be void.

7.9                                 Waivers and Amendments.  Any amendment or supplementation of this Agreement shall be effective only if in writing signed by each of the parties hereto.  Any waiver of any term or condition of this Agreement shall be effective only if in writing signed by the party giving the waiver.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement, except to the extent such future rights are specifically included within the scope of such written waiver.

7.10                           Third Party Rights.  Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any shareholder or employee of Buyer, or any other Person (including without limitation any Business Employee, broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

7.11                           Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

7.12                           Guarantee.  Guarantor hereby unconditionally guarantees in favor of Seller and its successors and assigns the full and punctual performance by Buyer of each of its obligations under this Agreement.  This guaranty is an absolute, unconditional and continuing guaranty of the full performance of this Agreement by Buyer and is in no way conditioned upon any requirement of Seller to first attempt to collect any amounts owing by Buyer to Seller or to enforce performance of any obligation hereof by Buyer.  Should Buyer default in the payment or performance of its obligations hereunder, Seller or its assigns may cause the immediate performance by Guarantor of Buyer’s obligations hereunder and cause any payment obligations to immediately become due and payable to Seller or its assigns, without demand or notice of any nature, all of which are expressly waived by Buyer.

7.13                           Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Facsimile signatures shall be treated as if they were originals.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

“SELLER”	DTS, INC.

a Delaware corporation

	By:	/s/ Jon Kirchner
	Name:	Jon Kirchner
	Title:	President and
Chief Executive Officer

“BUYER”	BEAUFORT CALIFORNIA, INC.

	By:	/s/ C.R.C. Thomas
	Name:	C.R.C. Thomas
	Title:	Chief Executive Officer

“GUARANTOR”	BEAUFORT INTERNATIONAL GROUP PLC

	By:	[Illegible]
	Name:	[Illegible]
	Title:	Director

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

DEFINITION OF CERTAIN TERMS

The terms defined in this Exhibit A, whenever used in this Agreement (including in any schedule to this Agreement), shall have the respective meanings indicated below for all purposes of this Agreement, unless otherwise indicated in this Agreement (or the applicable schedule):

“Action”: any actual claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing

 “Affiliate”:  with respect to any Person, any Person directly or indirectly through one or more intermediaries, that controls, is controlled by, or is under common control with such other Person

“Assumed Liabilities”:  as defined in Section 1.1(c)

 “Authorizations”:  as defined in Section 1.1(a)(viii)

“Bulk Sales Laws”:  as defined in Section 4.5

“Business”:  as defined in the Recitals

“Business Day” means Monday through Friday, excluding any day of the year on which banks are required or authorized to close in California.

“Business Confidential Information”:  as defined in Section 2.5(i)

“Business Employees”:  as defined in Section 2.6

“Cash Purchase Price”:  as defined in Section 1.2.

“Code”:  Internal Revenue Code of 1986, as amended

“Continued Equivalent Employment”: employment with Buyer that: (i) commences immediately upon the Effective Date in the same location where the employee worked for Seller, in an equivalent position performing equivalent functions; (ii) provides substantially the same amount of wages the employee was earning when employment ceased with the Seller, including, but not limited to, the employee’s (as applicable) base salary, hourly pay rate, vacation or paid time off, bonuses, and commissions; and (iii) provides similar employee benefits, including, but not limited to, similar health insurance coverage.  Notwithstanding the foregoing, Continued Equivalent Employment shall not require Buyer to (x) offer employees equity compensation that is similar to the equity compensation offered by Seller, (ii) offer retention bonuses or to enter into employment agreements similar to those set forth on Schedule 2.6(c)

 “Damages” shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including reasonable attorneys’,

accountants’ and experts’ fees, and disbursements of counsel), but excluding in all instances punitive and consequential damages

“Designated Employees”:  as defined in Section 4.1(a)

“Employee Plan”:  includes (i) all present and prior (including terminated and transferred) plans, programs, agreements, arrangements and methods of contributions or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of Seller or to any other person who provides services to Seller’s business, whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are subject to ERISA and whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are qualified under the Code; (ii) pension, retirement, profit sharing, percentage compensation, stock purchase, stock option, bonus and non-qualified deferred compensation plans; and (iii) disability, medical, dental, workers compensation, health insurance, life insurance or other death benefits, incentive, severance plans, vacation benefits and fringe benefits

“Encumbrance”:  any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest)

“Environmental Laws”:  the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the National Environmental Policy Act of 1969 (“NEPA”), the National Historic Preservation Act of 1966 and any other federal, state or local statutes, regulations, rules, ordinances or codes of applicable Governmental Entities, which relate to (i) the protection of human health or the environment from the effects of Hazardous Substances, including those pertaining to reporting, licensing, permitting, investigating and remediating discharges, releases or threatened releases of Hazardous Substances into the air, surface water, sediments, groundwater or land or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances

“ERISA”:  Employee Retirement Income Security Act of 1974, as amended

“Exchange Act”:  the Securities Exchange Act of 1934, as amended

“Excluded Assets”:  as defined in Section 1.1(b)

“Excluded Liabilities”:  as defined in Section 1.1(d).

“Facilities”:  the facilities leased by Seller located at (i) No. 5 Tavistock Estate, Ruscombe Lane, Twyford, Berkshire RG 109NJ, United Kingdom, (iii) 6 Rue Watteau, 92400 Courbevoie, France and (iii) Via del Forte Tiburtino 98, ED. 17, Rome, Italy

 “Foreign Purchased Subsidiaries”:  the Purchased Subsidiaries organized under laws of non-U.S. jurisdictions

“GAAP”:  generally accepted accounting principles as in effect in the United States

“Governmental Entity”:  any nation or any state, commonwealth, territory, possession or tribe and any political subdivision, courts, judicial tribunals, departments, commissions, boards, bureaus, agencies or other instrumentalities of any of the foregoing

“Gross Revenues”:  without duplication, the sum of (w) all revenues recognized by Buyer (on a consolidated basis, including all Purchased Subsidiaries), plus, (x) the face amount shown as due on any invoice, billing statement, or request for payment sent by Buyer or any Purchased Subsidiary to any customer, plus, (y) the fair market value, as determined by prices charged to unaffiliated third parties, of any services performed or goods sold by Buyer to any Affiliate of Buyer or Guarantor, plus (z) the fair market value of any property received in consideration for any services performed or goods sold by Buyer or any Purchased Subsidiary in a barter, exchange, or similar type transaction, less (aa) any rebates or allowances granted by Buyer and (bb) VAT included in revenues recognized.

“Hazardous Substance”:  any hazardous or toxic substance, pollutant, contaminant or other material which, as of the date of this Agreement, is defined as hazardous or toxic under CERCLA, and its implementing regulations; defined as a hazardous waste or regulated substance under RCRA and its implementing regulations; or is regulated under any other applicable Environmental Laws, including any substance which has been determined by regulation, ruling or otherwise by any governmental authority to be a hazardous or toxic substance regulated under federal or state law, and shall include petroleum and petroleum products, asbestos and polychlorinated biphenyls

“In-Bound Licenses”:  as defined in Section 2.5(b)

“Independent Contractors”:  as defined in Section 2.6(d)

“Intellectual Property Rights”: all right, title and interest in, to and under (i) inventions, whether or not patentable, (ii) patents and patent applications, (iii) trademarks, service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (iv) rights of publicity and other rights to use the names and likeness of individuals, (v) copyrights, rights in databases and related rights, whether or not registered, (vi) mask works, (vii) trade secrets and know-how, (viii) all rights to any of the foregoing provided by bilateral or international treaties or conventions, (ix) all other intellectual property or proprietary rights and all applications, registrations, issuances and the like with respect thereto, and (x) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing

“Intra-Company Licenses”: as defined in Section 2.5(d)

“Inventory”:  the items of inventory, including raw materials, work-in-progress and finished goods, used or held for use exclusively in connection with the Business, that are listed or described on Schedule 1.1(a)(ix)

“Judgments and Litigation”:  as defined in Section 2.4

“knowledge of Seller” and “Seller’s knowledge”:  any particular fact, circumstance, event or other matter in question of which either (i) Seller’s Chief Executive Officer, Chief Financial Officer, or General Counsel, or (ii) William Neighbors or Todd Harrington is actually aware

“Liabilities”:  any and all debts, claims, liabilities, obligations and expenses of any nature, whether known or unknown, absolute, accrued, matured, unmatured, determinable, contingent or otherwise and whether due or to become due

“Licensed IP Rights”: the Intellectual Property Rights licensed to Buyer pursuant to the IP License Agreement

“Material Adverse Effect”:  any material adverse effect on the Business, the Purchased Assets, the Assumed Liabilities, operations, prospects, or results of operations of the Business or condition (financial or otherwise) of the Business taken as a whole, other than to the extent caused by or affecting (i) the transactions contemplated and the limitations and restrictions imposed on the Business by this Agreement, including the execution of this Agreement and public announcement thereof (ii) generally applicable financial, economic, political, banking, currency, capital market or other similar conditions or (iii) the Business’ industry in general (so long as the Business is not disproportionately affected thereby)

“Material Contracts”:  as defined in Section 2.9

“Owned Business IP Rights”:  as defined in Section 2.5(a)

“Out-Bound Licenses”:  as defined in Section 2.5(c)

“Permitted Encumbrances”:  (i) Encumbrances for Taxes not yet due and payable, (ii) Encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law, (iv) Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) Encumbrances listed on Schedule A-1, and (vi) Encumbrances which, individually or in the aggregate, would not result in a Material Adverse Effect

“Person”:  any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity

“Purchase Price”:  as defined in Section 1.2

“Purchased Assets”:  as defined in Section 1.1(a)

“Purchased Contracts”:  the Material Contracts and any contract, instrument, agreement, commitment or other understanding or arrangement primarily attributable or relating primarily to the Business, the Purchased Assets or the Assumed Liabilities; provided that Purchased Contracts shall not include any contract, instrument, agreement, commitment or other understanding or arrangement with respect to Intellectual Property Rights other than the

Purchased IP Rights or any rights under any Out-Bound Licenses other than the Purchased Out-Bound Licenses

“Purchased IP Rights”:  collectively, the Owned Business IP Rights identified on Schedule 1.1(a)(ii), the rights of Seller under the In-Bound Licenses identified on Schedule 1.1(a)(iii), and the rights of the Purchased Subsidiaries under the In-Bound Licenses and Intra-Company Licenses identified on Schedule 1.1(a)(iv)

“Purchased Out-Bound Licenses”:  as defined in Section 1.1(a)(v)

“Purchased Personal Property”:  as defined in Section 1.1(a)(ix)

“Purchased Shares”: as defined in Section 1.1(a)(vi)

“Purchased Subsidiaries”: collectively, (i) DTS Europe (UK), Ltd., a company incorporated in England and Wales with the number 3691273, (ii) DTS Digital Cinema, Inc., a Delaware corporation, (iii) International Cinema Services, Inc., a Delaware corporation, (v) DTS France S.A.R.L., a company incorporated in France, and (iv) DTS Italia S.r.l., a company incorporated in Italy

“Registered Business IP Rights”:  as defined in Section 2.5(a)

“Restructuring”:  all activities of Seller and its Affiliates taken or to be taken in connection with (i) the separation of the Business from the Retained Business, (ii) the separation of Seller’s digital images business from the Business, (iii) Seller’s sale of the Business or the digital images business, and (iv) Seller’s implementation of the Oracle enterprise reporting system

“Retained Business”:  all of Seller’s business activities, including the provision of entertainment technology, products and services to the audio and image entertainment markets worldwide, but excluding activities solely related to the Business

“Seller Group”:  as defined in Section 2.12(b)(iii)

“Significant Suppliers”:  as defined in Section 2.17

“Straddle Period Tax”:  as defined in Section 4.3(d)

 “Tax” or, collectively, “Taxes”:  (i) any and all federal, state, local, or non-U.S. income, franchise, sales and use taxes, real and personal property (tangible and intangible) taxes, gross receipts taxes, documentary transfer taxes, excise taxes, employment taxes, withholding taxes, unemployment insurance contributions, value added taxes and any other taxes or governmental charges of any kind, however denominated, including any interest, penalties and additions to tax in respect thereto, for which Buyer could become liable as a result of acquiring the Business or the Purchased Assets or which could result in a lien on or charge against the Purchased Assets, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other person as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts, or as a successor or transferee, or pursuant to the provisions of Treasury Regulation 1.1502-6 (and any comparable provision of state, foreign or local law)

“Tax Return”:  any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof

“Transaction Agreement”:  as defined in Section 2.2

“Transferred Employees”:  as defined in Section 3.7

“Transfer Taxes”:  as defined in Section 1.3

“Trigger Date”:  as defined in Section 1.2

“WARN Act”:  Workers Adjustment and Retraining Notification Act, as amended

“Working Capital”: the consolidated accounts receivable of the Business  included in the Purchased Assets less the consolidated current accounts payable, current accrued expenses, and other current liabilities of the Business that are included in the Assumed Liabilities, determined in accordance with GAAP applied in a manner materially consistent with Seller’s past practice; provided, that, (i) any cash actually delivered with the Business shall be deemed to be a current asset notwithstanding that cash is not a Purchased Asset, (ii) all amounts attributable to Avica Technology Corporation that would otherwise be included as a current asset or current liability of the Business due to the application of FIN 46(R) shall be excluded, (iii) no amount with respect to any obligation or liability of the Business discharged by Seller, including without limitation with respect to wages and benefits, payroll taxes, retention payments, or amounts due to any Business Employee that is paid or otherwise discharged by Seller pursuant to this Agreement shall be considered a current account payable, current accrued expense or other current liability, (iv) no amount in respect of deferred revenues shall be considered a current account payable, current accrued expense or other current liability, and (v) inventory shall not be deemed to be a current asset and shall be excluded from the determination of Working Capital

“Year 1”:   the 12-month period commencing with the Effective Date and ending on May 8, 2009

“Year 2”:   the 12-month period commencing at the end of Year 1 and ending on May 8, 2010